Pro Forma Financial Information

Per Regulation S-X Article 11, a narrative description of the pro forma effects of the transaction can be presented where a limited number of pro forma adjustments are required and those adjustments are easily understood. Shaanxi Longmen Iron & Steel Co., Ltd. is a newly formed joint venture, therefore, there are a limited number of pro forma adjustments and we are not presenting the pro forma financial statements in this current report. Below is the narrative description of the pro forma effects of the transaction.

Shaanxi Longmen Iron & Steel Co., Ltd. is a newly formed joint venture with a registered capital of RMB500 million ($65 million) and General Steel Holdings, Inc. has 60% ownership interest in the joint venture. The proforma effect of the joint venture on General Steel Holdings, Inc. would cause the net income and the net assets to be increased by 60% of the joint ventures’s net income and net assets.